Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

Taylor Morrison Renews Stock Repurchase Program

Repurchase program will have $100 million in availability for repurchases through December 31, 2020

Scottsdale, Ariz., February 28, 2020 — Taylor Morrison Home Corporation (NYSE: TMHC) (the “Company”) today announced that its Board of Directors has authorized a renewal of its stock repurchase program until December 31, 2020. The stock repurchase program permits the repurchase of up to $100 million of the Company’s Common Stock. The previous repurchase program had expired on December 31, 2019. Repurchases of the Company’s Common Stock under the program will occur from time to time in open market purchases, privately negotiated transactions or other transactions through December 31, 2020.

Future repurchases under the stock repurchase program are subject to prevailing market conditions and other considerations, including the Company’s liquidity, the terms of its debt instruments, planned land investment and development spending, acquisition and other investment opportunities and ongoing capital requirements.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE: TMHC) is a leading national homebuilder and developer that has been recognized as the 2016, 2017, 2018, 2019 and 2020 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

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